China Cord Blood Corporation Announces Completion of Corporate Structure Consolidation

HONG KONG, China, February 7, 2013 -- China Cord Blood Corporation (NYSE:CO) (“CCBC” or the “Company”), the first and largest cord blood banking operator in China, today announced the completion of the previously announced transaction with Cordlife Services (S) Pte. Ltd., a subsidiary of the Company’s strategic affiliate, Cordlife Limited (CBB.AU) (“Cordlife”), a cord blood and tissue banking services provider listed on the Australian Securities Exchange. As a result of the transaction, CCBC’s effective equity interest in Shandong Province Qilu Stem Cells Engineering Co., Ltd. (“Qilu”), the operator of the Shandong Cord Blood Bank, has increased from approximately 19.9% to 24.0%, further extending the Company’s presence in the Shandong market. The transaction was first announced on December 6, 2012.

For further details of the transaction, please refer to CCBC’s Report on Form 6-K filed on December 6, 2012 with the US Securities and Exchange Commission, which contains copies of the related documents and is available at http://www.sec.gov.

About China Cord Blood Corporation

China Cord Blood Corporation is the first and largest umbilical cord blood banking operator in China in terms of geographical coverage and is the only cord blood banking operator with multiple licenses. Under current PRC government regulations, only one licensed cord blood banking operator is permitted to operate in each licensed region and only seven licenses have been authorized as of today. China Cord Blood Corporation provides cord blood collection, laboratory testing, hematopoietic stem cell processing and stem cell storage services. For more information, please visit the Company’s website at http://www.chinacordbloodcorp.com.

For more information, please contact:

China Cord Blood Corporation

Investor Relations Department

Tel: (+852) 3605-8180

Email: ir@chinacordbloodcorp.com

ICR, Inc.

Mr. Rob Koepp

Tel: (+86) 10-6583-7516 or (646) 405-5185

Email: robert.koepp@icrinc.com